EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER


                              DATED JUNE 12, 2001,


                                      AMONG


                        CHANGE TECHNOLOGY PARTNERS, INC.


                            CANNED INTERACTIVE INC.,


                              PAPKE - TEXTOR, INC.,


                       TEXTOR FAMILY LIMITED PARTNERSHIP,


                        PAPKE FAMILY LIMITED PARTNERSHIP,


                                 DOUGLAS TEXTOR


                                       AND


                                    JAY PAPKE



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                  AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated June
__, 2001, among Change Technology Partners, Inc., a Delaware corporation ("PARENT"); Canned Interactive Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"); Papke-Textor, Inc. d/b/a Canned Interactive, a California corporation (the "COMPANY"); Douglas Textor ("TEXTOR"); Jay Papke ("PAPKE") and Textor and Papke (collectively, the "PRINCIPALS") and those persons listed on Exhibit A (the "SHAREHOLDERS").

                                    RECITALS

         A. Parent, Sub and the Company intend to effect a merger of the Company into Sub (the "MERGER") in accordance with this Agreement, the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law ("CGCL"). Upon consummation of the Merger, the Company will cease to exist and Sub will continue as a wholly-owned subsidiary of Parent.

         B. This Agreement has been approved by the respective boards of directors of Parent, Sub and the Company.

         C. The parties intend that the Merger will be treated as a tax free reorganization as described in Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         D. The Shareholders (as defined herein) have voted for approval of this Agreement and the Merger in accordance with all legal requirements for shareholder approval under the CGCL.

                                    AGREEMENT

         The parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the CGCL, the Company shall be merged with and into Sub at the Effective Time (as defined below). At the Effective Time, the separate existence of the Company shall cease, and Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION") under the name Canned Interactive, Inc.

         1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., on the date hereof at the offices of Frankfurt Garbus Kurnit Klein & Selz, P.C., 488 Madison Avenue, New York, New York 10022 (the "CLOSING DATE").

         1.3 EFFECTIVE TIME OF THE MERGER. The Company shall file a Certificate of Merger conforming to the requirements of Section 252(c) of the DGCL with the Secretary of State of the State of Delaware and an Agreement of Merger conforming to the requirements of

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Section 1103 of the CGCL with the Secretary of State of the State of California
(collectively, the "CERTIFICATES OF MERGER"). The Merger shall become effective at such time as all Certificates of Merger are duly filed with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the CGCL.

         1.5 CERTIFICATE OF INCORPORATION; BY-LAWS. (a) The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law, a true copy thereof is attached as EXHIBIT B hereto.

         (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, which are attached as EXHIBIT C hereto shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

                                   ARTICLE II

                    CANCELLATION OF THE CAPITAL STOCK OF THE
                    COMPANY AND PAYMENT WITH RESPECT THERETO

         2.1 CONSIDERATION. (a) At the Effective Time, by virtue of the Merger and without any action by the parties (1) all of the outstanding shares of capital stock of the Company (the "COMPANY SHARES") shall be converted into the right to receive, in the aggregate, $971,000 (the "CASH CONSIDERATION") and 7,151,724 shares of Common Stock of the Parent ("PARENT COMMON STOCK") (the aggregate number of such shares of Parent Common Stock, collectively, the "SHARE CONSIDERATION"; and together with the Cash Consideration, collectively, the "MERGER CONSIDERATION"); and (2) all of the outstanding shares of Company Shares shall cease to be outstanding, and shall be cancelled and retired and shall cease to exist, and each holder of certificates representing Company Shares (the "COMPANY SHARE CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive its pro rata portion of the Merger Consideration upon the surrender of the Company Share Certificates in accordance with this Section.

         (b)      In consideration of the non-competition agreement set forth in
Section 6.6 hereof, on December 31, 2001, Parent shall pay to each of the Principals an amount equal to $20,000 by certified check, bank check or wire transfer of immediately available funds.

         2.2 PAYMENT OF MERGER CONSIDERATION. The Merger Consideration shall be paid by Parent, as follows:

                  a. (1) at the Effective Time, $771,000 shall be paid by certified, bank check or wire transfer pro rata, based upon the total number of the outstanding Company Shares, as provided on Schedule 2.2 of the Company Disclosure Schedule (as defined herein) ("PRO RATA") to the Shareholders that have delivered their Company Share Certificates to the Company, which the Company has delivered to Parent; and (2) within 10 business days of the Effective Time, the

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Parent shall cause 6,436,552 shares of Parent Common Stock to be delivered Pro
Rata to the Shareholders.

                  b. The balance of the Merger Consideration consisting of $200,000 (the "CASH ESCROW") and 715,172 shares of Parent Common Stock (the "STOCK ESCROW"); and together with the Cash Escrow, the "ESCROW FUND") shall be delivered to Frankfurt Garbus Kurnit Klein & Selz, P.C. (the "ESCROW AGENT") as escrow agent for the Shareholders, which shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, attached as EXHIBIT D hereto. The Escrow Fund shall be held for a period ending eighteen months from the Effective Date.

                                  ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE PRINCIPALS

         Whenever any representation and warranties set forth in this Agreement are qualified as to the "KNOWLEDGE", such term means the actual knowledge, after due and diligent inquiry, of such party's officers, directors and other managers, provided that such persons shall have made due and diligent inquiry of those employees whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.

         In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, property, assets (including intangible assets), liabilities, business, operations or results of operations of the Company. In this Agreement, any reference to a "Material Adverse Effect" with respect to the Company means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of, the Company.

         Each of the Shareholders and the Principals, jointly and severally, hereby represents and warrants to Parent the following, except as set forth in a disclosure schedule delivered to Parent at the Closing, a copy of which is attached as Exhibit E hereto (the "COMPANY DISCLOSURE SCHEDULE"):

         3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary and in which failure to so qualify would have a Material Adverse Effect on the Company. The Company has no subsidiaries and owns no securities of any other corporation, limited partnership, limited liability company or other entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.

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         3.2      CAPITALIZATION. (a) The authorized capital stock of the
Company, immediately prior to the Closing, will consist of 10,000,000 shares of common stock, no par, of which 8,571,428 (the "COMPANY SHARES") are issued and outstanding. The Company has not authorized the issuance of any other capital stock. The Shares (A) have been duly authorized and validly issued to the parties and in the amounts listed on EXHIBIT A hereto, (B) are fully paid and nonassessable and are free of any liens or encumbrances, and (C) were issued in compliance with all applicable state and federal laws concerning the offer, sale and issuance of securities. There are no authorized or outstanding subscriptions, warrants, options, contracts, rights (pre-emptive or otherwise), puts, calls, exchangeable or convertible securities, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of the Company or other instruments convertible into or exchangeable for such stock, or which obligate the Company to seek authorization to issue additional shares of any class of stock or to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, other than created by virtue of this Agreement or the transactions contemplated hereby. The Company Shares are not subject to any pre-emptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which the Company is a party or by which it is bound. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Company and any of its Shareholders and, to the knowledge of the Company, between or among any of the Company's Shareholders.

         (b) Each of the Shareholders has, and at the Effective Time will have, good and valid title to, and beneficial ownership of, the Company Shares set forth on EXHIBIT A.

         (c) The Merger does not constitute and will not constitute an event under any capital stock or convertible security or any anti-dilution or similar provision of any agreement to which the Company is a party or by which it is bound or affected, which shall either increase the number of shares or units of capital stock issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of capital stock to be received by the Company upon such conversion or exercise.

         3.3 AUTHORIZATION; BINDING OBLIGATIONS. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.4 FINANCIAL STATEMENTS. The Company has delivered to Parent its unaudited Statement of Income and Balance Sheets for the two fiscal years ended December 31, 2000 and 1999 (collectively, the "UNAUDITED FINANCIAL STATEMENTS") and its unaudited Statement

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of Income and Balance Sheets as of and for the four-month period ended April 30,
2001 (collectively, the "INTERIM FINANCIAL STATEMENTS" and together with the Unaudited Financial Statements, the "COMPANY FINANCIAL STATEMENTS"). The Company has also delivered to Parent a schedule of receivables and payables as of June 12, 2001 (the "RECEIVABLES AND PAYABLES SCHEDULE"). The Company Financial Statements and the Receivables and Payables Schedule are in accordance with the books and records of the Company, are complete and correct in all material respects, have been derived from the books and records of the Company, and present fairly the financial condition and position of the Company on a cash basis for the periods covered and at April 30, 2001, (the "COMPANY STATEMENT DATE") with respect to the Company Financial Statements, and at June 12, 2001 with respect to the Receivables and Payables Schedule, and other dates therein specified and the results of its operations for the periods therein specified; provided that the Company Financial Statements and the Receivables and Payables Schedule have not been audited or compiled by an independent accountant and are not prepared in accordance with generally accepted accounting principles
("GAAP") (including the accrual of expenses or liabilities and the recognition of revenues on an accrual basis) and provided further that the unaudited interim financial statements are subject to normal recurring year-end adjustments and the Company Financial Statements do not contain footnotes required under GAAP.
To the knowledge of the Company, no account receivable reflected on the Receivables and Payables Schedule is uncollectible or subject to counterclaim or offset, except reserved against thereon. All accounts payable reflected on the Receivables and Payables Schedule are currently within their respective terms and are neither in default nor otherwise past due by more than ninety (90) days.

         3.5 NO UNDISCLOSED LIABILITIES. The Company has no obligations or liabilities that are not disclosed or reflected in the Company Financial Statements, except current liabilities incurred, and obligations entered into, in the ordinary course of business subsequent to the Company Statement Date.

         3.6      AGREEMENTS; ACTION.

         (a) Except as disclosed in Section 3.6 of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers or directors, or any family member of any of its officers or directors, or any affiliate thereof.

         (b) Except as disclosed in Section 3.6 of the Company Disclosure Schedule, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

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         (c)      Except as set forth in the Company Financial Statements, since the Company Statement Date, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to indebtedness and other obligations incurred in the ordinary course of business), (iii) made any loans or advances to any person, other than ordinary and reasonable advances for travel expenses, other than in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

         (d) For the purposes of subsection (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

         3.7      INTERESTED PARTY TRANSACTIONS. Except as set forth in Section
3.7 of the Company Disclosure Schedule, the Company is not indebted to nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, affiliate or agent of (except for amounts due as normal as due as normal salaries and bonuses and reimbursement of expenses in the ordinary course of the Company's current business), and is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, the Company. Except for normal salaries and bonuses and reimbursement of expenses in the ordinary course of the Company's current business, and otherwise disclosed on the Closing Balance Sheet, the Company has not made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of any shareholder of the Company, or any of their respective affiliates, associates or family members.

         3.8 CHANGES. Since the Company Statement Date, the Company has conducted its business in the ordinary course consistent with past practice and there has not been:

         (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Company Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a Materially Adverse Effect;

         (b) Any resignation or termination of any key officers of the Company, and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

         (c) Any change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

         (d) Any cancellation, compromise or waiver by the Company of a valuable right or of a material debt owed to it;

         (e) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company;

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         (f)      Any change in any compensation arrangement or agreement with any employee, officer, director or stockholder, except as contemplated herein;

         (g) Any declaration or payment of any dividend or other distribution of the assets of the Company or any purchase or redemption of any of its outstanding equity interests;

         (h) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts;

         (i)      Any sale, transfer or lease of the assets of the Company;

         (j) Any physical damage, destruction or loss (whether or not covered by insurance) which individually or in the aggregate has had or is reasonably expected to have a Materially Adverse Effect;

         (k) Any issuance or sale of any shares by the Company of the capital stock or other securities of the Company or grant by the Company of any options with respect thereto, or any modification of any of the capital stock of the Company;

         (l) Any mortgage, pledge or lien incurred with respect to any of the assets (tangible or intangible) of the Company;

         (m) Any discharge, satisfaction or payment of any obligation or liability other than current liabilities reflected in the Company Financial Statements and current liabilities incurred since the Company Statement Date, in each case in the ordinary course of business;

         (n) Any transaction entered into by the Company other than in the ordinary course of business;

         (o) Any other event or condition of any character that, either individually or in the aggregate, has had or is reasonably likely to have a Materially Adverse Effect ; or

         (p) Any agreement by the Company to do any of the things described in the preceding clauses (a) through (o) (other than an agreement with Parent and its representatives regarding the transactions contemplated by this Agreement.)

         3.9 TITLE TO PROPERTIES AND ASSETS; LIENS. Section 3.9 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company (the "LEASED PROPERTY"). The Company does not own any interest in real property. The Company has good, and valid leasehold title to the Leased Property and good and valid title to the personal property, tangible and intangible, reflected in the Interim Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the Company Statement Date in the ordinary course of business), or with respect to leased or licensed properties and assets, valid leasehold or licensed interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) those liens of the

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lessor under any leasehold and (iv) liens securing debt which is reflected on the Interim Financial Statements. Such assets constitute all of the assets and properties, tangible and intangible, reasonably necessary to conduct Company's business substantially as presently conducted. The plants, property and equipment of Company that are used in the operations of its businesses are in good operating condition and repair, subject to normal wear and tear.

         3.10 FIRPTA. The Company is not a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897 of the Code.

         3.11 INTELLECTUAL PROPERTY. The Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, domain names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("INTELLECTUAL PROPERTY") that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company ("COMPANY INTELLECTUAL PROPERTY"). Except as set forth on Section 3.11 of the Company Disclosure Schedule, the Company has not
(i) licensed, or agreed under any condition to license or deliver, any of Company Intellectual Property (other than of its HTML pages) in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party (except with regard to any graphical user interface).

         (a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks (and trademarks for which an application has been filed), trade names, domain names, and service marks, registered copyrights, included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property and (iii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any Company product.

         (b) To the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.

         (c) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property Rights.

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         (d)      The Company does not have any patents, registered trademarks, registered service marks or registered copyrights. The Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving the Company Intellectual Property against any third party.

         3.12 LITIGATION. There is no action, suit, arbitration, audit or other proceeding or investigation pending, or to the Company's knowledge, threatened against the Company or any of its properties or any of its officers or directors (in their capacity as such) before any agency, court or tribunal, foreign or domestic. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, other proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         3.13 TAX RETURNS AND PAYMENTS. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes imposed by any governmental authority, including, but not limited to, income, capital gains, license, gross receipts, net worth, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines costs and assessments.

         (b) The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by the Company and has paid all Taxes due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by the Company are true, complete and correct in all material respects. No deficiency in Taxes for any period has been asserted by any taxing authority that remains unpaid at the date hereof. No written inquiries or notices have been received by the Company from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof. There are no liens for Taxes on any of the assets of the Company or any of the shares of stock of the Company. Section 3.13(b) to the Company Disclosure Schedule hereto sets forth a complete and accurate list of all jurisdictions in which such Tax Returns are currently required to be filed and the type of such Tax Return. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule hereto, no Tax Return of the Company has ever been audited. There is no liability for any Tax to be imposed upon the Company's properties or assets as of the date of this Agreement that is not adequately provided for. The Company has not executed any waiver of any statute of limitations on the assessment or calculation of any Tax or governmental charge. The Company has withheld and, except for amounts not yet due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. The Company has properly classified its service providers as independent contractors for tax purposes.

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         (c)      The Company has not incurred any tax liability as a result of the termination of the Company's S election under Section 1362 of the Code and any corresponding election under state law. The Company has not incurred any Tax liability other than in the ordinary course of business.

         (d) The Company has delivered to Parent true and complete copies of all Tax Returns filed by the Company since its inception.

         (e) The Company is not a party to any tax sharing or tax allocation agreement nor does the Company owe any amount under any such agreement. The Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any tax return.

         (f) Prior to May 22, 2001, the Company was a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code at all times during its existence.

         3.14 INVESTMENT COMPANY. The Company is not and is not controlled by or affiliated with an "INVESTMENT COMPANY" within the meaning of the Investment Company Act of 1940 other than solely as a result of this Agreement.

         3.15 EMPLOYMENT MATTERS. (a) To the knowledge of the Company, the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, alien employment and hiring, and is not engaged in any unfair labor practice.

         (b) The Company has no collective bargaining agreement with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. Except as contemplated hereby or as set forth on Section 3.15(b) of the Company Disclosure Schedule, no employee has any agreement or contract, written or verbal, regarding such employee's continued employment by the Company. The Company has terminated employment agreements dated January 5, 1999 with each of the Principals, and the Company shall have no further rights or obligations with respect to such agreements. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other material employee compensation plan or agreement. To the knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. Except as contemplated hereby, no employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.

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         (c)      There are no pending claims against the Company under any
workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Company's knowledge, threatened, between the Company and any of its employees which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Except as disclosed on Schedule 3.15(c) to the Company Disclosure Schedule, no employee of the Company has given notice to the Company, nor does the Company have any knowledge, that any such employee intends to terminate his or her employment with the Company.

         (d) Section 3.15(d) of the Company Disclosure Schedule lists completely and accurately all employees of the Company, together with each such employee's job title.

         3.16 REGISTRATION RIGHTS. The Company is currently not under any obligation, and has not granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

         3.17 COMPLIANCE WITH LAWS; GOVERNMENTAL CONSENTS; PERMITS. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which alone or together with any other violations would have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the Merger, except for (i) the filing of the Certificates of Merger, together with the required officers' certificates; (ii) such governmental consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it.

         3.18 MINUTE BOOKS. All material transactions of the Company since its incorporation have been approved by all necessary corporate action. The minute books of the Company have been made available to Parent.

         3.19 INSURANCE. A complete and correct list of all of the insurance policies held by the Company is listed on Section 3.19 of the Company Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         3.20     EMPLOYMENT BENEFIT PLANS-ERISA. Except as disclosed on Section
3.20 of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate (defined below) maintains, administers, contributes to or is obligated to contribute to, nor has the Company or any ERISA Affiliate since inception of the Company, maintained, administered, contributed to or been obligated to contribute to, nor do the employees of the Company or any ERISA Affiliate receive as a condition of employment with the Company, benefits pursuant to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA, nor does the Company maintain any employee welfare benefit plan (as defined in Section 3(1) of ERISA); or bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, material fringe benefit, incentive, insurance, welfare or similar compensatory arrangement. Any plan disclosed on
Section 3.20 of the Company Disclosure Schedule has been operated in all material respects in compliance with its terms and in compliance with all applicable law, including ERISA and the Code. "ERISA Affiliate" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control and all other entities which, together with the Company, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code on either the date of this Agreement or at any time during the period of five (5) years ending on the date hereof.

         3.21 INTERESTED PARTY TRANSACTIONS. No officer, director or stockholder of the Company has or has had, either directly or indirectly, (a) an interest in any person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or
(ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement (other than employment or similar agreements) to which the Company is a party or by which it may be bound or affected.

         3.22     ENVIRONMENTAL MATTERS.

         (a) No hazardous material, hazardous substance or toxic substance as defined in applicable environmental laws, rules and regulations ("HAZARDOUS MATERIALS") (i) to the Company's knowledge, has been released, stored, generated, used, treated, deposited or disposed of on or under or is located on or under any real property currently or previously owned or leased by the Company, (ii) is presently maintained, used, generated, or permitted to remain in place by the Company in violation of any applicable law, (iii) to the Company's knowledge, is required by applicable law to be removed, treated or mitigated by the Company, given the nature of its present condition, location, nature, material or maintenance, or (iv) to the Company's knowledge, is of a type, location, material, nature or condition which requires special notification to third parties by the Company under applicable law.

         (b) The Company has maintained its properties and assets and conducted its business in all material respects in accordance with all federal, state and local statutes, laws, rules and regulations pertaining to conservation and protection of the environment and the release, treatment, discharge, use, handling, storage, production and disposal of Hazardous Materials.

         (c) No notice, citation, summons or order has been received by the Company and no investigation or review is pending or, to the knowledge of the Company, threatened by any governmental or other entity, with respect to (i) any alleged violation by the Company of any environmental statute, ordinance, rule, regulation or order of any governmental entity, or (ii) any alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company of any Hazardous Material.

         3.23     BROKERS' AND FINDERS' FEES. Except as set forth in Section
3.23 to the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.24 SHAREHOLDER VOTING; WAIVER OF DISSENTERS' RIGHTS. All holders of the outstanding Company Shares have voted for approval of the Merger or acted to approve the Merger through valid written consents and have waived any dissenters' rights as provided in Section 1300 of the CGCL.

         3.25 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company to its employees, agents, consultants and directors, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.26 BANK ACCOUNTS. Section 3.26 of the Company Disclosure Schedule sets forth a true and correct list the names and addresses of all banks, other institutions and state governmental departments at which the Company has accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments with the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of the Company.

         3.27 MATERIAL CONTRACTS. Except for the contracts and agreements described in Section 3.27 of the Company Disclosure Schedule (collectively, the "MATERIAL CONTRACTS") the Company is not a party to or bound by any Material Contract, including without limitation:

         (a)      any distributor or manufacturer's representative contract;

         (b) any sales, advertising or agency contract in excess of $10,000 over the life of the Company;

         (c) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $10,000 over the life of the contract;

         (d) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

         (e) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

         (f) any contract of capital expenditures in excess of $10,000 in the aggregate;

         (g) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or non-disclosure contract;

         (h) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $10,000 remain outstanding;

         (i) any contract with any person with whom the Company does not deal at arm's length; or

         (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

         3.28 NO BREACH OF MATERIAL CONTRACT. The Company has performed, in all material respects, the obligations required to be performed by it and is entitled to all benefits under, and, to the knowledge of the Company, is not alleged to be default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended (except as disclosed in Section
3.27 to the Company Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Parent.

         3.29 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of its Articles of Incorporation or its Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any statute, rule or regulation applicable to the Company. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation (including, but not limited to, any increase in payments due to any entity or person) or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.

         3.30 PAWN SHOP PRESS. The Company does not operate, nor has it ever operated, directly or indirectly, a pawn shop, nor has it conducted any business activities related to the pawn shop industry. The Company does not use the name "Pawn Shop Press" in its current business activities.

         3.31 ORGANIZATION, GOOD STANDING AND QUALIFICATION OF SHAREHOLDERS. Each of the Shareholders is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of California. Set forth on Schedule 3.31 to the Company Disclosure Schedule is a list of all of the general partners and limited partners of each Shareholder. Neither of the Shareholders has engaged in any business activities or conducted any operations other in connection with the transaction contemplated hereby.

         3.32 AUTHORIZATION OF SHAREHOLDERS; BINDING OBLIGATIONS. Each of the Shareholders has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of the Shareholders. This Agreement has been duly executed and delivered by each of the Shareholders and constitutes the valid and binding obligation of each of the Shareholders enforceable against the Shareholders in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.33 SHAREHOLDERS' COMPLIANCE WITH OTHER INSTRUMENTS. Each of the Shareholders is not in violation of, or in default under, any term of its Certificate of Limited Partnership or limited partnership agreement, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any statute, rule or regulation applicable to it. The execution and delivery of and compliance with this Agreement pursuant hereto will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation (including, but not limited to, any increase in payments due to any entity or person) or loss of any benefit under (i) any provision of the Certificates of Limited Partnership or limited partnership agreements of the Shareholders, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholders or any of their properties or assets.

         3.34 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Shareholders and the Principals herein or in the Company Disclosure Schedule, or certificate furnished by the Shareholders and the Principals pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub, jointly and severally, hereby represent and warrant to the Shareholders that except as set forth in the disclosure schedule delivered to the Shareholders at Closing, attached as Exhibit F (the "PARENT/SUB DISCLOSURE SCHEDULE") and SEC Documents (as defined herein):

         4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Sub is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Each of Parent and Sub is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary and in which failure to so qualify might reasonably be expected, individually, or in the aggregate, to have a Materially Adverse Effect. Except as set forth on Section 4.1 of the Parent/Sub Disclosure Schedule, neither Parent nor Sub own any securities of any other corporation, limited partnership, limited liability company or other entity. Neither Parent nor Sub is a participant in any joint venture, partnership, limited liability company or similar arrangement.

         4.2 CAPITALIZATION. (a) Set forth on Section 4.2 of the Parent/Sub Disclosure Schedule is the capitalization of Parent immediately prior to the Closing Date, prior to giving effect to the transactions contemplated by this Agreement. Except as set forth in Section 4.2 of the Parent/Sub Disclosure Schedule, there are no authorized or outstanding subscriptions, warrants, options, contracts, rights (pre-emptive or otherwise), puts, calls, exchangeable or convertible securities, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of the Parent or other instruments convertible into or exchangeable for such stock, or which obligate the Parent to seek authorization to issue additional shares of any class of stock or to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Parent or obligating the Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, other than created by virtue of this Agreement or the transactions contemplated hereby.

         (b) The Merger does not constitute and will not constitute an event under any capital stock or convertible security or any anti-dilution or similar provision of any agreement to which Parent or Sub is a party or by which it is bound or affected, which shall either increase the number of shares or units of capital stock issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of capital stock to be received by Parent or by Sub upon such conversion or exercise.

         4.3 AUTHORIZATION; BINDING OBLIGATIONS. Each of the Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Parent and Sub. This Agreement has been duly executed and delivered by each of the Parent and Sub and constitutes the valid and binding obligation of each of the Parent and Sub enforceable against the Parent and Sub in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.4 SEC DOCUMENTS. As of the dates when filed and of the Closing, each Annual Report, Quarterly Report and each other document filed with the Securities and Exchange Commission ("SEC") pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (other than any document which is not deemed to be filed under applicable SEC rules and regulations) (collectively, "SEC DOCUMENTS") does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they were made, not misleading.

         4.5 FINANCIAL STATEMENTS. The Parent has delivered to the Shareholders its audited Statement of Operations and Balance Sheets for the fiscal year ended December 31, 2000 (the "PARENT FINANCIAL STATEMENTS"). The Parent Financial Statements are in accordance with the books and records of the Parent, are complete and correct in all material respects, and present fairly the financial condition and position of Parent for the periods covered and as of December 31, 2001, (the "PARENT STATEMENT DATE"), and other dates therein specified and the results of its operations for the periods therein specified. The Parent Financial Statements have been audited by an independent accountant and the Parent Financial Statements are prepared in accordance with GAAP.

         4.6 COMPLIANCE WITH OTHER INSTRUMENTS. Parent and Sub are not in violation or default of any term of their Certificates of Incorporation or its Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any statute, rule or regulation applicable to Parent or Sub. The execution and delivery of and compliance with this Agreement pursuant hereto will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation (including, but not limited to, any increase in payments due to any entity or person) or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Parent or Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any of its properties or assets.

         4.7 OFFERING VALID. Assuming due payment for the Share Consideration and the accuracy of the representations and warranties of each Shareholder in its Representation Letter, a form of which is attached as EXHIBIT G hereto, the sale of the Share Consideration will be exempt from the registration requirements of the Securities Act of 1933, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. The Share Consideration, as of the Effective Time, (a) will have been duly authorized and validly issued to the Shareholders and (b) will be fully paid and nonassessable and will be free of any liens or encumbrances. Any required filings with respect to the Share Consideration will be made in compliance with applicable securities laws and state blue sky laws.

         4.8 INVESTMENT COMPANY. Parent is not and is not controlled by or affiliated with an "INVESTMENT COMPANY" within the meaning of the Investment Company Act of 1940.

         4.9 SUB FORMED FOR THE PURPOSE OF THIS TRANSACTION. Sub was formed solely for the purpose of engaging in the transaction contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transaction contemplated hereby. Any and all outstanding Sub capital stock has been validly authorized and issued. All of the issued and outstanding shares of capital stock of Sub are owned of record or beneficially by Parent free and clear of any liens, mortgages, pledges or any other types of encumbrances.

         4.10 COMPLIANCE WITH LAWS; GOVERNMENTAL CONSENTS; PERMITS. Neither Parent nor Sub is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which alone or together with any other violations would have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the Merger except for (i) the filing of the Certificates of Merger, together with the required officers' certificates; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Parent or Sub and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. Parent and Sub have all material franchises, permits, licenses and any similar authority necessary for the conduct of each of their businesses as now being conducted by it, and can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted.

         4.11 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Parent and the Sub herein or in the Parent/Sub Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V

                                 INDEMNIFICATION

         5.1 PARENT INDEMNIFICATION. Parent ("PARENT INDEMNIFYING PARTY") agrees to defend, indemnify and save and hold harmless each of the Shareholders and their general partners, limited partners, officers, directors agents and employees and the Principals (the "SHAREHOLDERS INDEMNIFIED PARTY") from and against any and all losses, costs, expenses, liabilities, claims or damages (including, without limitation, reasonable fees and disbursements of counsel) (collectively, "CLAIMS"), net of any recoveries by the Founding Shareholder Indemnified Party under existing insurance policies or indemnities from third parties, arising out of or resulting from: (i) any breach of any representation, warranty, covenant or agreement made by Parent or Sub in this Agreement or in any instrument delivered on the Closing Date by Parent; (ii) any legal, administrative or other proceedings brought by a third party arising out of the transactions contemplated by this Agreement other than such proceedings attributable to the gross negligence or willful misconduct of the Shareholders Indemnified Party; or (iii) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct by Parent or Sub of its business or operations, or Parent's or Sub's occupancy or use of its properties or assets, prior to the Closing Date.

         5.2 FOUNDING SHAREHOLDERS INDEMNIFICATION. The Principals and the Shareholders (the "SHAREHOLDERS INDEMNIFYING PARTY"), jointly and severally, agree to defend, indemnify and save and hold harmless each of Parent and Sub and their respective affiliates, officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act of 1933, as amended, (the "PARENT/SUB INDEMNIFIED PARTY") from and against any and all Claims, net of any recoveries by the Parent/Sub Indemnified Party under existing insurance policies or indemnities from third parties, arising out of or resulting from: (i) any breach of any representation, warranty, covenant or agreement made by the Shareholders and Principals in this Agreement, or in any instrument delivered on the Closing Date by the Shareholders and Principals; (ii) any legal, administrative or other proceedings brought by a third party arising out of the transactions contemplated by this Agreement caused by the gross negligence or willful misconduct of the Shareholders Indemnified Party; (iii) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct by Company of its business or operations, or Company's occupancy or use of its properties or assets, prior to the Closing Date; or (iv) any Taxes incurred by or assessed against the Company or Parent as a result of the Merger, but only if the Parent or Sub received written notice or inquiries from a taxing authority with respect to such Taxes prior to or on the eighteen month anniversary of the Effective Time, up to a maximum of the Cash Escrow.

         5.3 PROCEDURE. (a) Each party entitled to be indemnified pursuant to this Article V (each, an "INDEMNIFIED PARTY") shall notify the party obligated to indemnify such Indemnified Party (the "INDEMNIFYING PARTY") in writing of any claim or action against such Indemnified Party in respect of which the Indemnifying Party is or may be obligated to provide indemnification on account of Sections 5.1 or 5.2, promptly after the receipt of notice of the commencement thereof. The omission of any Indemnified Party so to notify the Indemnifying Party of any such claim or action shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party except to the extent the

Indemnifying Party shall have been prejudiced by the omission or delay of such Indemnified Party so to notify the Indemnifying Party pursuant to this Section
5.3. If any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that the Indemnifying Party may wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under Sections 5.1 or 5.2 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof nor for any settlement thereof entered into without the consent of the Indemnifying Party; provided, however, that (i) if the Indemnifying Party shall fail or refuse to assume the defense of such action, (ii) if there is a conflict between the positions of the Indemnifying Party and of the Indemnified Party in defending such action or (iii) there are legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then one separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense or such different defenses and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense.

         (b) If the Parent/Sub Indemnified Party is seeking to obtain payment for its indemnification claims from the Escrow Fund, the Parent/Sub Indemnified Party shall simultaneously provide a copy of the notice that it sent to the Shareholders Indemnifying Party to the Escrow Agent. Such notice shall specify whether Parent/Sub Indemnified Party seeks payment from the Cash Escrow or the Stock Escrow, or a combination of the Cash Escrow and Stock Escrow. For a period of thirty (30) days from the receipt of the indemnification notice pursuant to Section 5.3(a), the Escrow Agent shall make no delivery of the Escrow Fund unless the Escrow Agent has received written authorization from the Shareholders Indemnifying Party to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Fund in accordance with the terms of the Escrow Agreement, provided that no such payment or delivery may be made if the Shareholders Indemnifying Party shall object in a written statement to the claim made by the Parent/Sub Indemnified Party, and such written objection shall have been delivered to the Escrow Agent and to the Parent/Sub Indemnified Party prior to the expiration of such thirty
(30) day period.

         5.4 INDEMNIFICATION NON-EXCLUSIVE. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

         5.5      MANNER OF INDEMNIFICATION.

         (a)      Subject to Sections 5.5(b)-(d), 5.6 and 5.7, within thirty
(30) days of receipt of an indemnification notice by the Indemnifying Party: (i) if the Indemnifying Party is the Parent, the Parent Indemnifying Party shall satisfy such claim by the payment of cash to the Shareholders Indemnified Party for the full amount of such claim; and (ii) if the Indemnifying Party is the Shareholders Indemnifying Party, the Shareholders Indemnifying Party shall satisfy such claim either by the payment of cash to the Parent/Sub Indemnified Party or by surrender of the Cash Escrow and/or Share Escrow, as so requested by Parent/Sub Indemnified Party in its notice, for the full amount of such claim. If the Escrow Fund (as decreased from time to time as a result of the satisfaction of claims or otherwise pursuant to the terms of the Escrow Agreement) is insufficient to fully satisfy any claim by the Parent/Sub Indemnified Party, the Shareholders Indemnifying Party shall satisfy any such shortfall through a cash payment to the Parent/Sub Indemnified Party.

         (b) If the Indemnifying Party disagrees with the claim for indemnification, it shall, within thirty (30) days of receipt of notice, deliver to the Indemnified Party written notice of disagreement with such claim specifying in reasonable detail the nature and extent of the disagreement. In the event that the Indemnifying Party delivers such notice of disagreement within said thirty (30) day period, the Indemnified Party shall have no right to indemnification for such disputed claim hereunder until the parties resolve the dispute.

         (c) If a Principal or Shareholder is an Indemnifying Party and fails to respond to an indemnity claim as set forth in Section 5.5(a) or 5.5(b) hereof within thirty (30) days of receipt of such notice, the Parent/Sub Indemnified Party, in its sole discretion, without prejudice to any other legal remedy available to it, may (i) obtain payment for the full amount of such claim from the Escrow Fund as set forth in the Escrow Agreement, or (ii) obtain payment from the Shareholders in cash.

         (d) For the purpose of compensating the Parent/Sub Indemnified Party for its damages pursuant to this Agreement, the Stock Escrow shall be valued at either: (i) the average closing sale price for the Parent Common Stock on the registered national exchange providing the primary market in such securities for the ten (10) consecutive trading day period prior to the date of an indemnification notice sent by Parent; (ii) if the Parent Common Stock is not traded on a national registered exchange, the average of the closing bid prices as reported by the National Association of Securities Dealers Automated Quotation System for the ten (10) consecutive day period prior to the date of an indemnification notice sent by Parent; (iii) if neither (i) or (ii) is applicable, the average of the closing bid and ask prices of the Parent Common Stock for the ten (10) consecutive day period prior to the date of an indemnification notice sent by Parent as quoted on the OTC Bulletin Board; or
(iv) if the securities are not traded or reported, by the determination of the Board of Directors of Parent; provided, however, notwithstanding the foregoing, for purposes of this Section 5.5(d), the price per share of Parent Common Stock shall not be less than $0.145; and provided that this Section 5.5(d) shall be subject to equitable adjustment upon any reclassification, share combination, share subdivision, share dividend, share exchange or other similar transaction or event.

         5.6      RESOLUTION OF CONFLICTS.

         (a) In the event that the Indemnifying Party delivers a notice of disagreement within the allotted thirty (30) day period, the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15) day period, there remains a dispute as to any claims, the Indemnifying Party and Indemnified Party shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.

         (b) If the parties finally agree as to indemnification and the Parent/Sub Indemnified Party seeks to obtain payment from the Escrow Fund, a memorandum setting forth such agreement shall be prepared and signed by both the Parent/Sub Indemnified Party and the Shareholders Indemnifying Party and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Funds in accordance with the terms thereof.

         (c) If no agreement can be reached after good faith negotiation in accordance with Section 5.6(a), the parties shall have the right to avail themselves of all rights and remedies available at law and equity, subject to Sections 7.13 and 7.14 herein.

         5.7 THRESHOLD. The Indemnified Party shall not be permitted to enforce any Claims until the aggregate of all Claims exceeds $10,000 (the "THRESHOLD AMOUNT") and such amount is determined pursuant to this Article V to be payable. Once the aggregate amount of Claims is in excess of the Threshold Amount, all Claims, including those Claims below the Threshold Amount, may be pursued except as otherwise limited by this Agreement. Notwithstanding the foregoing, any Claims arising out of any breach of representations and warranties set forth in Sections 3.2, 3.13 and 3.20 or a breach of covenant set forth in Section 6.2 shall not be subject to the Threshold Amount requirements set forth in this Section 5.7.

                                   ARTICLE VI

                                    COVENANTS

         6.1 EMPLOYEE CONFIDENTIALITY AGREEMENTS; EMPLOYEE AGREEMENTS. The parties hereto shall cooperate with one another to have Sub enter into Employee Confidentiality, Non-Competition and Disclosure and Assignment of Work Product agreements with each employee listed on Section 6.1 of the Parent/Sub Disclosure Schedule hereto. Sub shall enter into employment agreements with each of Douglas Textor and Jay Papke substantially in the forms attached as EXHIBIT H.

         6.2 CERTAIN TAX MATTERS. The Shareholders and Principals covenant and agree that they shall be responsible, at their sole expense, for the timely preparation and filing of all income Tax Returns of the Company and shall be liable for the payment of any and all Taxes for the short taxable period ending at the Effective Time and for any other taxable period ending prior to the Effective Time; provided, that, except as set forth in Section 5.2, Shareholders and Principals shall not be liable for any Taxes that may be incurred due to the failure of the Merger to qualify as a reorganization under Section 368(a) of the Code. The Shareholders and Principals shall cause such Tax Returns to be prepared in a manner consistent with past practice of the Company, shall submit each such Tax Return to Parent for review no later than twenty days prior to the due date for such return and shall make such revisions to such Tax Returns as Parent may reasonably request. Each of the parties hereto covenants and agrees that it shall not take any action, or fail to take any action, that would (i) cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code or (ii) be inconsistent with the Company's and Principals' position that (x) it was a validly existing S corporation prior to May 22, 2001 and (y) it was a cash basis taxpayer prior to the Effective Time.

         6.3 LOCK-UP AGREEMENT. The Shareholders and the Principals shall enter into a Lock-Up Agreement substantially in the form attached hereto as
EXHIBIT I.

         6.4 OPINION OF SHAREHOLDERS' COUNSEL. The obligations of the Parent/Sub shall be subject to the receipt from Richman, Mann, Chizever, Phillips & Duboff of an opinion, dated the Closing Date, substantially in the form of EXHIBIT J.

         6.5 OPINION OF PARENT/SUB'S COUNSEL. The obligations of the Shareholders shall be subject to the receipt from Frankfurt Garbus Kurnit Klein & Selz, P.C. of an opinion, dated the Closing Date, substantially in the form of EXHIBIT K.

         6.6      NON-COMPETITION AND NON-SOLICITATION.

         (a) In consideration of, among other things, the Merger Consideration set forth in this Agreement, and with the understanding that the Principals will be privy to the trade secrets concerning the methods and practices of the Sub, and to protect the Sub from unauthorized disclosure of such trade secrets, during the period of each Principal's employment with Sub until six months following the termination of such Principal's employment with Sub for any reason, each Principal will not, unless acting pursuant hereto or with Sub's prior written consent, directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or serve as an officer, director, employee, partner, principal, agent, representative or consultant of or to any business or enterprise engaged in any business or activities which compete with any business engaged in by Sub and which business has clients or customers of Sub or is soliciting or has solicited Sub clients or customers during the one year period prior to termination of this Agreement (any such competitive enterprise, a "COMPETITOR"); PROVIDED, however, that this provision shall not prohibit the ownership by Principal of not more than 5% of any class of securities of such Competitor. In the event that the provisions of this Section should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law.

         (b) In consideration of, among other things, the Merger Consideration set forth in this Agreement, during the period of each Principal's employment with Sub until one year following the termination of the Principal's employment with Sub for any reason, each Principal will not, unless acting with the Sub's prior written consent, directly or indirectly, influence or attempt to influence customers or suppliers of the Sub or any of its affiliates, to divert their business to any Competitor, or perform any services for any customers of the Sub or any of its affiliates, if such services are competitive with the business of the Sub or its affiliates.

         (c) In consideration of, among other things, the Merger Consideration set forth in this Agreement, during the period of each Principal's employment with Sub until six months following the termination of the Principal's employment with Sub for any reason, each Principal will not, unless acting with the Sub's prior written consent, directly or indirectly, solicit, recruit or hire any employee of the Sub or any of its affiliates for the purpose of being employed by Principal or by any person or entity on whose behalf Principal is acting as an agent, representative or employee and that Principal will not convey any such confidential information or trade secrets about other employees of the Sub or any of its affiliates to any other person.

         For purposes of this Section 6.6(a), (b), and (c), the term "customer" shall include any person, business or entity that is currently a customer or client of the Sub or any affiliate or has been a customer or client within one
(1) year. For purposes of this Section 6.6(b) and (c), any restriction with respect to a client, supplier or employee of an affiliate of Sub shall only be enforceable to the extent that such Principal had any contact with such person during the Principal's term of employment with Sub.

         (d) This Section 6.6 shall survive the Closing and the termination or expiration of the Principal's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6.6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. Further, the Principals and Sub agree that money damages would not be a sufficient remedy for any breach of this Agreement and that the Sub shall be entitled to seek injunction or other equitable relief to remedy or prevent any breach or threatened breach of this Section 6.6. Such remedy shall not be the exclusive remedy for any breach of this Section 6.6, but shall be in addition to all other rights and remedies available at law or in equity. The Principals, on the one hand, and the Parent and Sub, on the other hand, acknowledge that the obligations of the Principals in this Section 6.6 differ from the obligations set forth in the Employment Agreements between the Company and the Principals, in the form attached as EXHIBIT H, and that such differences should not affect the full enforceability of the provisions herein and in the Employment Agreements.

         6.7 PAYMENT OF COMPANY'S DEBT. Sub shall pay: (i) to Douglas Textor, $122,393.93 in full payment of all amounts due and owing pursuant to the loan agreement, dated December 15, 2000 between Douglas Textor and the Company and such loan agreement shall be terminated immediately after the Effective Time; (ii) all outstanding amounts payable on the Company's line of credit with American Express, Wells Fargo Bank and Optima, up to a maximum of $119,000, all within 30 days from the Closing Date; (iii) to Stewart Halpern, $40,000, immediately after the Effective Time; and (iv) when due and payable, amounts owed under American Express cards held by the Principals and the employees of the Company that were or will be incurred in the normal course of the business of the Company or Sub, as applicable, upon receipt of invoices or other appropriate documentation verifying such expenses.

         6.8 EMPLOYEES. Sub agrees to pay to each of the employees listed on Section 6.8 to the Company Disclosure Schedule, within 3 months of the Effective Time, a one-time bonus in the amounts as set forth on Section 6.8 of the Company Disclosure Schedule. Parent agrees to grant options to purchase Parent Common Stock to each of the employees on Section 6.8 of the Company Disclosure Schedule, in the amounts as set forth on Schedule 6.8 of the Company Disclosure Schedule, as soon as reasonably practicable after the Effective Time, all subject to Board approval of Parent and Sub.

         6.9 REGISTRATION RIGHTS. As soon as practicable after the Effective Time, Parent and Sub shall use their commercially reasonable efforts to enter into an agreement with the Shareholders pursuant to which the Shareholders shall be provided with piggy-back registration rights, which rights shall begin 24 months after the Effective Time.

         6.10 ASSIGNMENT OF CONTRACTS. All agreements entered into by Doug Textor or by Jay Papke personally with third parties that were in connection with the Company's business are listed on Section 6.10 of the Company Disclosure Schedule. The Shareholders and Principals agree to use their best efforts to obtain consents to assign each lease listed on Section 6.10 of the Company Disclosure Schedule from the Principals to Sub. In the event any third party refuses to assign any contract listed on Section 6.10 of the Company Disclosure Schedule, Sub agrees to pay any amount needed to satisfy the Principal's obligations pursuant to such contract. Sub agrees to assume the office lease between CUNA Mutual Life Insurance Company and the Company and shall provide CUNA Mutual Life Insurance Company notice of the Merger and of Sub's assumption of the Company's obligations pursuant to the office lease in accordance with
Section 12.2 of the lease.

         6.11 GUARANTEE OF OBLIGATIONS. Parent guarantees and agrees to pay when due the payment obligations of Sub pursuant to the Employment Agreements between Sub and each of the Principals, dated as of the date hereof.

         6.12 ACCESS TO RECORDS. Parent and Sub agree to provide the Principals with access to all books, records and tax information of the Company for periods prior to the Closing, and to cooperate with the Principals with respect to responding to reasonable requests made in connection with audits of the Principals or the Shareholders for the periods prior to the Closing or with respect to, among other things, the Principals' and Shareholders' tax returns as it may relate to their ownership of the Company.

         6.13 REGISTRATION OF OPTION SHARES. Subject to the approval of the Board of Directors of Parent, Parent shall use commercially reasonable efforts to qualify for registration on Form S-8 the shares of Parent Common Stock reserved under Parent's 2000 Stock Option Plan.

         6.14 CALIFORNIA FILINGS. Parent and Sub agree to file the Agreement of Merger and all required ancillary documents with the Secretary of State of California promptly after receipt of a tax clearance certificate from the California Franchise Board. Parent and Sub shall promptly apply for the tax clearance certificate on the Closing Date.

                                  ARTICLE VII

                                  MISCELLANEOUS

         7.1 Governing Law. This Agreement shall be governed in all respects by the internal substantive laws, without reference to such state's principles of conflicts of law, of the State of New York.

         7.2 SURVIVAL. The representations, warranties and agreements made herein by the parties shall survive any investigation made by the other party and the Closing for the period ending eighteen months from the Closing, provided, however, that (i) representations and warranties as to matters set forth in Sections 3.13 and 3.20 and a breach of covenant set forth in Section
6.2 will survive until 90 days following the expiration of the applicable statute of limitations, and (ii) claims based upon a willful, grossly negligent, fraudulent or intentional misrepresentation may be made until barred by the applicable statute of limitation. The agreements set forth in Article V shall survive the Effective Time and the Closing.

         7.3 SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

         7.4 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except that Parent or Sub may assign any of their respective rights to a wholly-owned, direct or indirect subsidiary of Parent.

         7.5 SEVERABILITY. If any provision of the Agreement shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.6 AMENDMENT. This Agreement may be amended or modified only upon the written consent of the Shareholders and Parent.

         7.7 WAIVERS, DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. Any waiver, permit, consent or approval of any kind or character on any party's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement afforded to any party shall be cumulative and not alternative.

         7.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent:

         (a)      If to Parent or Sub, to:

                           Change Technology Partners, Inc.
                           16 W. 19th Street, 2nd Floor
                           New York, NY 10011
                           Attention: Mr. Matthew Ryan

                  with a copy to:

                           Frankfurt Garbus Kurnit Klein & Selz, P.C.
                           488 Madison Avenue
                           New York, New York 10022
                           Attention: Richard Kurnit, Esq.
                           Facsimile: (212) 593-9175

         (b)      If to Company to:

                           Canned Interactive
                           6834 Hollywood Blvd
                           Third Floor
                           Los Angeles, CA 90028
                           Facsimile: (323) 463-8075

                  with a copy to:

                          Richman, Mann, Chizever, Phillips & Duboff
                          9601 Wilshire Boulevard
                          Penthouse
                          Beverly Hills, CA 90210
                          Attention:  Allan B. Duboff, Esq.
                          Facsimile: (310) 274-2831

         (c)      If to the Shareholders to:

                           Their respective addresses set forth on Exhibit A
hereto

                  with a copy to:

                           Richman, Mann, Chizever, Phillips & Duboff
                           9601 Wilshire Boulevard
                           Penthouse
                           Beverly Hills, CA 90210
                           Attention:  Allan B. Duboff, Esq.
                           Facsimile: (310) 274-2831

         (d)      If to Principals, to:

                           Douglas Textor
                           342 North Kings Road
                           Los Angeles, CA 90048

                           Jay Papke
                           5628 St. Clair Ave.
                           N. Hollywood, CA 91607

                  with a copy to:

                           Richman, Mann, Chizever, Phillips & Duboff
                           9601 Wilshire Boulevard
                           Penthouse
                           Beverly Hills, CA 90210
                           Attention:  Allan B. Duboff, Esq.
                           Facsimile:  (310) 274-2831

         7.9 EXPENSES. The Company shall pay and remain liable for the costs and expenses that the Company incurs with respect to the negotiation, execution, delivery and performance of the Agreement (including all ancillary documents relating hereto), up to a maximum of $51,000. The Shareholders shall pay and remain liable for the remainder of the costs and expenses that the Company and the Shareholders incur with respect to the negotiation, execution, delivery and performance of the Agreement (including all ancillary documents relating hereto). Parent shall pay and remain liable for the costs and expenses that it incurs in connection with the negotiation, execution and delivery of this Agreement (including all ancillary documents relating hereto). The Company shall pay to Richman, Mann, Chizever, Phillips & Duboff the sum of $19,000 immediately after the Effective Time by wire transfer.

         7.10 HEADINGS. The headings of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         7.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         7.12 PRONOUNS. All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

         7.13 CONSENT TO EXCLUSIVE JURISDICTION. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF A FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, (OR IF THERE SHALL NOT BE FEDERAL JURISDICTION IN SUCH COURT, A STATE COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR OTHER PROCEEDINGS RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE TRIED ONLY IN SUCH COURT. EACH OF THE

PARTIES HERETO HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR OTHER PROCEEDING IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK, AGREES THAT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE PERSONS AND AT THE ADDRESSES SET FORTH IN SECTION 7.8 ABOVE, IS REASONABLY CALCULATED TO GIVE ACTUAL NOTICE, AND WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR OTHER PROCEEDING ANY CLAIM THAT SUCH SERVICE OF PROCESS DOES NOT CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS.

         7.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO SUBJECT MATTER OF THIS TRANSACTION.

         7.15 PUBLIC DISCLOSURE. All publicity relating to this Agreement and the transactions contemplated hereby shall be subject to the mutual approval of the parties hereto and, except as otherwise may be required by applicable law, no public announcement or disclosure of the terms or existence of this Agreement or the transactions contemplated hereby or thereby shall be made by any party (or any of its affiliates or representatives) without the prior written consent of the other parties, which consent shall not be unreasonably withheld. To the extent any party is required by applicable law to disclose publicly or to make any public announcement of the terms or existence of this Agreement or the transactions contemplated hereby or thereby, such party shall, to the extent possible within the applicable time constraints, give the other parties reasonable, actual prior notice of such disclosure and use best efforts to agree with the other parties on the form of such disclosure.

         7.16 TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp recording, sales and use and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement shall be paid by the Shareholders.



                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


                                   CHANGE TECHNOLOGY PARTNERS, INC.


                                   By:  /s/ Kathleen Shepphird
                                        ---------------------------------------
                                        Name:   Kathleen Shepphird
                                        Title:  Executive Vice President



                                   CANNED INTERACTIVE, INC.


                                   By:  /s/ Kathleen Shepphird
                                        ---------------------------------------
                                        Name:   Kathleen Shepphird
                                        Title:  President



                                   PAPKE - TEXTOR, INC.


                                   By:  /s/ Douglas Textor
                                        ---------------------------------------
                                        Name:   Douglas Textor
                                        Title:  President



                                   /s/ Douglas Textor
                                   --------------------------------------------
                                   Douglas Textor



                                   /s/ Jay Papke
                                   --------------------------------------------
                                   Jay Papke

                                   TEXTOR FAMILY LIMITED PARTNERSHIP


                                   By:  /s/ Douglas Textor
                                        ---------------------------------------
                                        Douglas Textor, General Partner



                                   PAPKE FAMILY LIMITED PARTNERSHIP


                                   By:  /s/ Jay Papke
                                        ---------------------------------------
                                        Jay Papke, General Partner


                                   By:  /s/ Anita Bond
                                        ---------------------------------------
                                        Anita Bond, General Partner

                                                                       EXHIBIT A

                                  SHAREHOLDERS
                                  ------------



SHAREHOLDER AND ADDRESS                      NUMBER OF COMPANY SHARES OWNED
-----------------------                      ------------------------------

Papke Family Limited Partnership             3,000,000
5628 St. Clair Avenue
N. Hollywood, CA  91607


Textor Family Limited Partnership            5,571,428
342 North Kings Road
Los Angeles, CA  90048

                                                                       EXHIBIT B


                        SUB CERTIFICATE OF INCORPORATION
                        --------------------------------

                                                                       EXHIBIT C


                                   SUB BY-LAWS
                                   -----------

                                                                       EXHIBIT D


                                ESCROW AGREEMENT
                                ----------------

                                                                       EXHIBIT E


                           COMPANY DISCLOSURE SCHEDULE
                           ---------------------------

                                                                       EXHIBIT F


                         PARENT/SUB DISCLOSURE SCHEDULE
                         ------------------------------

                                                                       EXHIBIT G


                              REPRESENTATION LETTER
                              ---------------------


None

                                                                       EXHIBIT H


                              EMPLOYMENT AGREEMENT
                              --------------------

                                                                       EXHIBIT I


                                LOCK-UP AGREEMENT
                                -----------------

                                                                       EXHIBIT J


                        OPINION OF SHAREHOLDERS' COUNSEL
                        --------------------------------

                                                                       EXHIBIT K


                         OPINION OF PARENT/SUB'S COUNSEL
                         -------------------------------